Exhibit 99.1

Anika Therapeutics Appoints Industry Veteran Jeffery S. Thompson to Board of Directors

Company Adds Seat to Board with Addition of Experienced Life Sciences CEO

BEDFORD, Mass.--(BUSINESS WIRE)--January 20, 2011--Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced that it has appointed Jeffery S. Thompson, Chairman and Chief Executive Officer of Advanced Bio-Technologies, Inc. (ABT), to its Board of Directors. ABT is a Georgia-based biopharmaceutical company specializing in the treatment and management of scars. With the addition of Mr. Thompson, Anika has increased the number of board seats to seven.

“Jeff is a veteran in the life sciences industry with a proven track record of executing successful commercial and operating strategies,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “Throughout his career, Jeff has leveraged his knowledge of the pharmaceutical industry, strategic planning skills and entrepreneurial spirit to effectively optimize operations to help companies meet their growth potential. Jeff is an excellent addition to Anika’s board as we work to develop and commercialize a number of exciting products.”

In addition to his role at ABT, Mr. Thompson is an Operating Partner for HealthEdge Investment Partners, a private equity firm focused exclusively in the healthcare industry. Mr. Thompson also serves as Chairman of the Board at Woodbury Products, a New York-based company dedicated to the distribution of high quality incontinence and related healthcare products. Previously, Mr. Thompson served as Chief Operating Officer at Stiefel Laboratories, Inc., where he was also a member of the board of directors until the company’s acquisition by GlaxoSmithKline. Prior to becoming Stiefel’s COO, Thompson served as Stiefel’s Senior Vice President, U.S. Business Services and President of Glades Pharmaceuticals. Earlier in his career, Thompson held Sales and Business Management positions at Bausch & Lomb Pharmaceuticals and began his career at SmithKline Beecham as a Professional Sales Representative. Mr. Thompson received his Bachelor’s degree in General Science after completing one year of study in Dental Medicine, both at the University of Pittsburgh.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, repair and regeneration. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by ORTHOVISC®, a treatment for osteoarthritis of the knee; to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Fidia Advanced Biopolymers, S.r.l (FAB), provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. FAB’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," “expect” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements include, but are not limited to, those relating to Anika working to commercialize a number of exciting products, and the expected success and contributions of Jeffery Thompson. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas (v) future determinations by the company to allocate resources to products and in directions not presently contemplated. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2009, and Form 10-Q for the quarter ended September 30, 2010, as well as those described in the company's other press releases and SEC filings.

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO